-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                |                                            |     to Issuer (Check all applicable)          |
|                                     |                                            |                                               |
|                                     |Corrections Corporation of America (CXW)    |    |_| Director             |_| 10% Owner     |
|Christopher M. Jeffries              ----------------------------------------------    |_| Officer (give title  |X| Other (1)     |
--------------------------------------- 3. IRS                  | 4. Statement for |                 below)                        |
|   (Last)     (First)    (Middle)    |    Identification       |    Month/Day/Year|                                               |
|                                     |    Number of            |    February and  |                                               |
|                                     |    Reporting            |    April 2002    |                                               |
|c/o Millennium Partners              |    Person, if an        --------------------------------------------------------------------
|1995 Broadway                        |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing           |
---------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                |
|              (Street)               |                         |    inal (Month/  |                                               |
|                                     |                         |    Day/Year)     |    |X| Form filed by One Reporting Person     |
|                                     |                         |                  |    |_| Form filed by More than One Reporting  |
|New York, NY  10023                  |                         |                  |        Person                                 |
------------------------------------------------------------------------------------------------------------------------------------
|    (City)      (State)      (Zip)   |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
------------------------------------------------------------------------------------------------------------------------------------
| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|Common Stock, par    |         |         |       |   |                |   |                |3,391,485(2)(3)|           |          |
|value $.01 per share | 2/11/02 |         |   S   |   |     7,448      |(D)|     $17.50     |(4)            |  (3)(4)   |  (3)(4)  |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|Common stock, par    |         |         |       |   |                |   |                |3,391,485(2)(3)|           |          |
|value $.01 per share | 4/24/02 |         |   S   |   |     3,757      |(D)|     $17.00     |(4)            |  (3)(4)   |  (3)(4)  |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
|
                                                                                                                  Page 1 of 3 Pages

------------------------------------------------------------------------------------------------------------------------------------
| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
------------------------------------------------------------------------------------------------------------------------------------
|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exer-       |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |cisable and      |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Expiration       |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Date             |
|                                  |Security   |Day/    |if any  | 8)    |                                       |(Month/Day/      |
|                                  |           |Year)   |(Month/ |       |                                       |Year)            |
|                                  |           |        |Day/    |       |                                       |------------------
|                                  |           |        |Year)   |       |                                       |Date    |Expi-   |
|                                  |           |        |        |-----------------------------------------------|Exer-   |ra-     |
|                                  |           |        |        |     | |                   |                   |cis-    |tion    |
|                                  |           |        |        | Code|V|        (A)        |        (D)        |able    |Date    |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|
                                                                                                                   Page 2 of 3 Pages

------------------------------------------------------------------------------------------------------------------------------------
| FORM 4 (continued)               Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
|                                              (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Ownership|Nature of  |
|(Instr. 3)                      |Securities (Instr. 3 and 4)             |Derivative  |Securities Bene-     |Form of  |Indirect   |
|                                |                                        |Security    |ficially Owned       |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |Following Reported   |ative    |Ownership  |
|                                |                                        |            |Transaction(s)       |Security:|(Instr. 4) |
|                                |                                        |            |(Instr. 4)           |Direct   |           |
|                                |                                        |            |                     |(D) or   |           |
|                                |----------------------------------------|            |                     |Indirect |           |
|                                |                    |     Amount or     |            |                     |(I)      |           |
|                                |                    |     Number of     |            |                     |(Instr.  |           |
|                                |        Title       |     Shares        |            |                     |4)       |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

|(1) The reporting person is a member of a Section 13(d) group that owns more than 10% of the issuer's outstanding common stock, par value $.01 per share ("Common Stock").
|
|(2)  Ownership as of the end of April 2002.
|
|(3) The 11,205 shares sold were directly owned by Christopher M. Jeffries. The amount of securities reported as beneficially owned following the reported transactions represent:
(A) Direct ownership by Income Opportunity Fund I LLC ("IOF") of $15,000,000 principal amount of 10% convertible subordinated notes due 2008 (the "Notes")of the issuer, convertible into 1,261,087 shares of Common Stock based on a conversion rate of 84.07247 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate"). As the managing member of IOF, Millennium Development
Partners V LLC ("MDP V") has an indirect beneficial interest in these securities and as the controlling member of MDP V, Mr.
Jeffries has an indirect beneficial interest in these securities.
(B) Direct ownership by Millennium Holdings III LLC ("MH III") of $15,000,000 principal amount of the Notes, convertible into
1,261,087 shares of Common Stock based on the Conversion Rate. As the controlling member of MH III, Mr. Jeffries has an indirect beneficial interest in these securities.
(C) Direct ownership by Millennium Holdings II LLC ("MH II") of $10,000,000 principal amount of the Notes, convertible into 840,724 shares of Common Stock based on the Conversion Rate. As the controlling member of MH II, Mr. Jeffries has an indirect beneficial interest in these securities.
(D) Direct ownership by MDP Ventures II LLC ("MDP Ventures") of 28,587 shares of Common Stock. As the managing member of MDP
Ventures, Millennium Development Partners II LLC ("MDP II") has an indirect beneficial interest in these securities, and as the holder of a majority of the limited liability company interests of MDP II, Mr Jeffries has an indirect beneficial interest in these securities.
|
|(4) The reporting person disclaims beneficial ownership in the securities of the issuer except to the extent of his pecuniary
| interest, if any, therein.

|                                                                         CHRISTOPHER M. JEFFRIES

**   Intentional misstatements or omissions of facts                   /s/ Christopher M. Jeffries              February 20, 2003
     constitute Federal Criminal Violations. See 18 U.S.C.            -----------------------------------    -----------------------
     1001 and 15 U.S.C. 78ff(a).
                                                                                                                   Page 3 of 3 Pages